Prospectus Supplement No. 6                     Filed Pursuant to Rule 424(b)(3)
dated December 27, 2001                                   SEC File No. 333-49092
(To Prospectus dated November 24, 2000)

                               RADISYS CORPORATION
                                  $100,000,000

  5 1/2% Convertible Subordinated Notes Due 2007 and the Common Stock Issuable
                          upon Conversion of the Notes

         This is a supplement to the Prospectus dated November 24, 2000 (File No. 333-49092), as previously supplemented by Prospectus Supplement No. 1 dated December 14, 2000, Prospectus Supplement No. 2 dated December 28, 2000, Prospectus Supplement No. 3 dated January 31, 2001, Prospectus Supplement No. 4 dated March 12, 2001 and Prospectus Supplement No. 5 dated May 21, 2001, filed by RadiSys Corporation. All references to the Prospectus in this Prospectus Supplement No. 6 refer to the Prospectus as supplemented. Any cross references in this Prospectus Supplement No. 6 refer to portions of the Prospectus.

         The purpose of this Prospectus Supplement No. 6 is to supplement the information set forth in the Prospectus regarding the selling securityholders. The table below includes for each selling securityholder listed:

         o        its name;
         o principal amount of notes beneficially owned as of December 26, 2001 that may be offered and sold using the Prospectus;
         o        principal amount of notes beneficially owned as of December
                  26, 2001 shown as a percentage of notes outstanding;
         o        number of shares of the underlying common stock that may be offered and sold using the Prospectus; and
         o number of shares of RadiSys common stock beneficially owned shown as a percentage of RadiSys common stock outstanding.

         All of the information regarding beneficial ownership set forth below was furnished to us by the selling securityholders named below. The aggregate principal amount of notes shown to be beneficially owned by the selling securityholders named below, when added to the aggregate principal amount of notes shown to be beneficially owned by the selling securityholders named in the table contained in the Prospectus, may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act of 1933 since the dates as of which the selling securityholders named in the Prospectus provided to us the information regarding their notes.

                                     Principal amount
                                            of                             Number of
                                           notes                           shares of       Percentage of
                                       beneficially     Percentage of       common            common
                                        owned that          notes          stock that          stock
  Name of selling securityholder       may be sold      outstanding(1)   may be sold(2)    outstanding(3)
----------------------------------   ----------------   --------------   --------------   ---------------
Pioneer High Yield Fund                 $1,970,000           32.28%         29,054             2.66%
Pioneer High Yield VCT Portfolio         $330,000               *            4,866               *



---------------
*Less than 1%

(1) With respect to each selling securityholder named above, all notes beneficially owned by the selling securityholder, regardless of whether such notes are indicated in the table above as notes that may be offered and sold using this Prospectus, are shown as a percentage of notes outstanding. In addition to the principal amount of notes indicated above, Pioneer High Yield Fund beneficially owns notes in the principal amount of $30,310,000, and Pioneer High Yield VCT Portfolio beneficially owns notes in the principal amount of $50,000. These additional notes (the "Additional Notes") were previously registered for resale under the Securities Act of 1933.

(2) Assumes conversion of all of the holder's notes indicated in the table above as notes that may be offered and sold using this Prospectus at a conversion price of $67.8038 per share of common stock. This conversion price, however, will be subject to adjustment as described under "Description of Notes--Conversion Rights." As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(3) Calculated based on Rule 13d-3(d)(1) of the Exchange Act using 17,420,309 shares of common stock outstanding as of December 21, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of the particular holder's notes. We did not assume, however, the conversion of any other holder's notes. In addition to the common stock issuable upon conversion of the notes indicated in the table above, Pioneer High Yield Fund beneficially owns 447,025 shares of our common stock issuable upon conversion of its Additional Notes, and Pioneer High Yield VCT Portfolio beneficially owns 737 shares of our common stock issuable upon conversion of its Additional Notes.

         The selling securityholders named above may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date as of which the information in the above table was supplied to us. Information about the selling securityholders named above may change over time. Any changed information will be set forth in prospectus supplements, if required.

         Because the selling securityholders named above may offer some or all of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or


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
underlying common stock that will be held by the selling securityholders upon the termination of this offering. See "Plan of Distribution."

         The date of this Prospectus Supplement No. 6 is December 27, 2001.























































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